Exhibit 99.1

PRESS RELEASE

Investor Contact:	Media Contact:

Kellie S. Pruitt Chief Financial Officer Healthcare Trust of America, Inc. 480.998.3478 kelliepruitt@htareit.com	Lauren Principe Marketing Manager Healthcare Trust of America, Inc. 480.998.3478 laurenprincipe@htareit.com

Healthcare Trust of America, Inc. Announces the Closing of $875 million Unsecured Credit Facility

Scottsdale, Arizona (March 30, 2012) – Healthcare Trust of America, Inc. (“HTA”), a fully integrated, self-administered, self-managed real estate investment trust, is pleased to announce the closing of a new $875 million unsecured, 4 year credit facility (the “Credit Facility”). The Credit Facility consists of a $575 million revolving credit facility (the “Revolver”) and a $300 million term loan (the “Term Loan”). Proceeds will be used to fund acquisitions, the repayment of existing secured indebtedness, and for other corporate purposes.

The Credit Facility will mature in March 2016 and can be extended for one 12 month period under certain conditions. The Term Loan will be initially priced at LIBOR plus 185 bps. Based on HTA’s current investment grade ratings, the Revolver will be initially priced at LIBOR plus 190 bps, inclusive of a 35 bps facility fee. The Credit Facility will replace HTA’s existing $575 million credit facility maturing May 2014 and reduced HTA’s funded interest cost by 60 bps.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, and Deutsche Bank Securities Inc. served as Joint Lead Arrangers with JP Morgan Chase Bank, N.A. serving as the Administrative Agent. U.S. Bank National Association, Fifth Third Bank, Capital One, N.A., Regions Bank, and Compass Bank were documentation agents. The Bank of Nova Scotia, Sumitomo Mitsui Banking Corporation, PNC Bank, National Association, City National Bank, and First Commercial Bank, New York Branch served as managing agents.

“The new and expanded Credit Facility is a reflection of our high-quality Medical Office Building portfolio and our commitment to maintaining a flexible balance sheet. The expanded facility size, at significantly lower pricing and extended maturity further enhances our capacity for growth,” stated Kellie S. Pruitt, Chief Financial Officer at HTA. “We are proud to have expanded our relationship with these quality financial institutions.”

About Healthcare Trust of America

Healthcare Trust of America, Inc. is a fully integrated, self-administered, self-managed real estate investment trust. Since its formation in 2006, HTA has built a portfolio of acquisitions that totals approximately $2.5 billion based on purchase price and is comprised of approximately 12.4 million square feet of GLA. HTA’s portfolio includes 245 medical office buildings, ten hospitals and nine skilled nursing and assisted living facilities located in 26 states.

For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE

This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of the building; the strength and financial condition of the tenants; uncertainties relating to the local economies where HTA owns assets; uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of recent healthcare legislation; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of HTA’s real estate investment strategy; and other risk factors as outlined in HTA’s periodic reports, as filed with the Securities and Exchange Commission.

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